UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2011

AXION INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

180 South Street, Suite 104, New Providence, New Jersey (Address of principal executive offices)	07974 (Zip Code)

Registrant’s telephone number, including area code: (908) 542-0888

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITION AGREEMENT.

On March 22, 2011, Axion International Holdings Inc. (the “Company) completed an initial closing of a Private Placement of its 10% Convertible Preferred Stock (the “Preferred Stock”) in an aggregate principal amount of $1,564,980.  The Preferred Stock has a stated value (the “Stated Value”) of $10.00 per share.  The Preferred Stock and any interest thereon may be converted into common shares of the Company at any time by the Investor at the initial conversion rate of $1.25 per common share (the “Conversion Rate”).  The holders of the Preferred Stock shall be entitled to receive dividends at the rate of ten percent (10%) per annum payable quarterly.  The Dividends shall not be declared and paid or set aside for any series or other class of stock ranking junior to the Preferred Stock as to dividends or liquidation rights until all dividends have been paid in full on the Preferred Stock.  The dividends on the Preferred Stock are payable, at the option of the Company, in cash, if permissible, or in additional shares of common stock.  The Preferred Stock is not subject to any anti-dilution provisions other than for stock splits and stock dividends or other similar transactions.  The holders of the Preferred Stock shall have the right to vote with the Company’s stockholders in any matter.  The number of votes that may be cast by a Preferred Shareholder shall equal the Stated Value of the Preferred Stock purchase divided by the Conversion Ratio.  The Preferred Stock shall be redeemable by the Investor any time three (3) years from the initial closing period.  The Preferred Stock may be converted into Company common stock by the Investor at the Conversion Ratio (as adjusted from time to time).  The Preferred Stock may be converted by the Company, provided that the variable weighted average price (“VWAP”) of the Company’s common stock has closed at least at $4.00 per share for sixty (60) consecutive trading days and during such sixty (60) day period, the shares of common stock issuable upon conversion of the Preferred Stock have either been registered for resale or are issuable without restriction pursuant to Rule 144 of the Securities Act of 1933, as amended.

If the Company’s net revenues for the twelve (12) months ended December 31, 2011 are less than $10,000,000 as reported in the Company’s audited financial statements, then the Conversion Ratio shall be reduced to $1.00 (subject to adjustments for stock splits and stock dividends), and Investors shall be entitled to receive warrants (“Warrants”) to purchase a number of shares of common stock of the Company equal to fifty percent (50%) of the number of shares of common stock issuable upon conversion of the Preferred Stock at the Conversion Ratio.  The Warrants shall expire December 31, 2015 and they shall have an initial exercise price of $1.00 per share and shall provide for cashless exercise at any time the underlying shares of common stock have not been registered for resale under the Securities Act of 1933 (the “Securities Act”) or are issuable without restriction pursuant to Rule 144 of the Securities Act.  The common stock underlying the Preferred Stock, the common stock issued as dividends and the common stock underlying the Warrants shall carry incidental “piggyback” registration rights.

The Company paid registered broker/dealers, members of FINRA, a commission of ten percent (10%) of the principal amount of the Preferred Stock placed by them and issued a placement agent warrant to purchase 10% of the number of shares of Preferred Stock sold to such Investors.

The Company issued the Preferred Stock to Accredited Investors only pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended.  The securities offered in the Private Placement have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be sold in the United States except pursuant to an exemption from or in transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.  This is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The above descriptions are qualified in their entirety by reference to the complete text of the Certificate of Designation of the Preferred Stock and the Form of Subscription Agreement, copies of which are attached as Exhibits 3.1 and 10.1, respectively and are incorporated by reference herein.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth in Item 1.01 as incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Exhibits

Exhibit No.	Description of Exhibit
3.1	Certificate of Designation of 10% Convertible Preferred Stock
10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axion International Holdings, Inc.

Dated: March 25, 2011	By:	/s/ Donald W. Fallon
Name: Donald W. Fallon
Chief Financial Officer